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                                                                   Exhibit 5.01


                     [LETTERHEAD OF DECHERT PRICE & RHOADS]





                                February 23, 2000

Intersil Holding Corporation
2401 Palm Bay Road NE
Palm Bay, Florida  32905

                  Re:      Form S-1 Registration Statement
                           Registration No. 333-95199
                           -------------------------------

Gentlemen and Ladies:

                  We have acted as counsel to Intersil Holding Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-1 (Registration No. 333-95199) originally filed on January 21, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and as subsequently amended by an amendment thereto filed on February 4, 2000 and an amendment to be filed today (the "Registration Statement"), relating to the proposed issuance of up to 22,000,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), which will be sold to the Underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as Exhibit 1.01 to the Registration Statement (the "Underwriting Agreement"). Harris Corporation has granted the underwriters an option to purchase 1,000,000 shares of your Class A Common Stock, solely to cover over-allotments, if any.

                  We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

                  Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Pricing Committee of the Company's Board of Directors approves the price at which the shares are to be sold to the Underwriters set forth in the Underwriting Agreement and approves other matters relating to the issuance and sale of the

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Intersil Holding Corporation
February 23, 2000
Page 2


Shares, (iii) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters, at a price per share not less than the per share par value of the Class A Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein, under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,


                                                     /s/ Dechert Price & Rhoads